SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14D-9

SOLICITATION/RECOMMENDATION STATEMENT UNDER
SECTION 14(D)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

MediaMind Technologies Inc.
(Name of Subject Company)

MediaMind Technologies Inc.
(Name of Person(s) Filing Statement)

Common Stock, $0.001 par value per share
(Title of Class of Securities)

58449C100
(CUSIP Number of Class of Securities)

Vered Raviv-Schwarz
General Counsel and Corporate Secretary
135 West 18th Street, 5th Floor
New York, NY 10011
(646) 202-1320

(Name, Address and Telephone Number of Person Authorized to Receive Notices
and Communications on Behalf of the Person(s) Filing Statement)

With a copy to:
William Aaronson
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
(212) 450-4000

  ☒      Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

The information set forth under Items 1.01, 5.02 and 9.01 of the Current Report on Form 8-K filed by MediaMind Technologies Inc. on June 16, 2011 (including all exhibits attached thereto) is incorporated herein by reference.